Exhibit 10.1

CABOT CORPORATION

NON-EMPLOYEE DIRECTORS’ STOCK DEFERRAL PLAN
(ADOPTED JULY 14, 2006)

PURPOSE.

The purpose of the Cabot Corporation Non-Employee Directors’ Stock Deferral  Plan (the “Plan”) is to set forth certain terms and conditions governing the deferral of receipt of Common Stock awarded to Non-employee Directors under the Cabot Corporation Non-Employee Directors’ Stock Compensation Plan (the “Non-employee Directors’ Stock Plan”).  Capitalized terms used but not defined herein shall have the meanings assigned to them under the Non-employee Directors’ Stock Plan.  The Plan shall be interpreted and implemented in a manner so that eligible Non-employee Directors will not fail, by reason of the Plan or its implementation, to be “non-employee directors” within the meaning of Rule 16(b)3 of the Securities Exchange Act of 1934, as such Rule and such Act may be amended.

1.                  Deferral Election.

a.                 A Non-employee Director may defer the receipt of up to 100% of any Common Stock awarded under the Non-employee Directors’ Stock Plan as compensation for services performed in any calendar year commencing on or after January 1, 2006 by completing and delivering a deferral election in accordance with Section 2(b) below not later than December 31 of the preceding year (or such earlier date as may be specified by the Administrator).  Any individual who becomes a Non-employee Director after January 1 of any year may elect within 30 days after becoming a Non-employee Director to defer the receipt of up to 100% of any Common Stock awarded under the Non-employee Directors’ Stock Plan as compensation for services performed in the remainder of such calendar year by completing and delivering a deferral election in accordance with Section 2(b) below within such 30-day period.

b.                Each deferral election shall be made in writing on a form prescribed by the Administrator.  The Administrator may condition the effectiveness of any election upon the delivery by the Non-employee Director of such other form or forms as the Administrator may prescribe.  A deferral election for a particular calendar year shall be irrevocable once that year has begun or upon such earlier date as may be specified by the Administrator (or in the case of an initial year of participation described in (a) above, once the 30-day election period has expired).

2.                  Accounts.

a.                 For each share of Common Stock deferred hereunder there shall be credited to a memorandum account on the books of the Company (each, an “Account”) a unit representing one share of Common Stock (each, a “Stock Unit”).

b.                If the outstanding Common Stock shall at any time be changed by recapitalization, consolidation, combination, stock dividend or split, reverse stock split, conversion or similar change in capitalization, the Administrator shall make appropriate equitable adjustments in the number and nature of Stock Units then credited to the Account consistent with the changes being made to the securities underlying such Stock Units.

c.                 On the payment date of any cash dividend with respect to Common Stock, there shall be credited to the Account of each participant in the Plan an amount in cash equal to the dividend that would have been payable on the Stock Units then credited to the Account had such Stock Units been outstanding shares of Common  Stock.  The cash amount credited to each Account shall be periodically adjusted for notional interest using the “Moody’s Rate” as that term is defined in, and as such rate is from time to time determined under, the Company’s Deferred Compensation Plan.

d.                Stock Units do not carry voting rights and a Non-employee Director has no rights as a stockholder of the Company by virtue of participation in the Plan except as to Common Stock distributed to him or her pursuant to the Plan.

3.                  Distributions.

a.                 Common Stock equal in number to the number of Stock Units credited to the Account and cash credited to an Account shall be paid as soon as practicable to the Non-employee Director (or his or her designated beneficiary, in the event of death) in accordance with a payment option selected by such Director.  The Non-employee Director shall select one of the following payment options at the time such Director makes an election pursuant to Section 2:

(1)             A lump sum as of March 31 of any designated year within the ten (10) year period that begins with the calendar year for which shares were deferred; provided that such designated year may not be earlier than the third anniversary of the beginning of the deferral period;

(2)             A lump sum as of the last day of the quarter during which the Non-employee Director separates from service with the Company within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and guidance promulgated thereunder (“Section 409A”); or

(3)             Up to ten (10) annual installments commencing  as of the last day of the quarter during which the Non-employee Director separates from service with the Company within the meaning of Section 409A, with subsequent installments to be made as of January 31 of each consecutive year.

b.                If the Non-employee Director has selected installment payments, each installment payment shall consist of (i) shares of Common Stock equal to the number of Stock Units then credited to the Account divided by the number of remaining installments, rounded down to the nearest whole share, plus (ii) cash equal to the

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cash then credited to the Account divided by the number of remaining installments.  During any period of installment payments, any Common Stock and cash then credited to the Account shall continue to be adjusted in accordance with Section 3.

c.                 A Non-employee Director may change an election regarding the time and form of distributions made pursuant to Section 4(a), provided, however, that such change (i) does not take effect until at least twelve months after the date on which the election is made, (ii) is made on or before the date one year prior to the Director’s separation from service within the meaning of Section 409A, (iii) is made on or before the date one year prior to the termination of a deferral period elected pursuant to Section 4(a)(1), if any, and (iv) except with respect to payments upon the death of such Director, defers for a period of not less than five years the payment of a lump sum or the commencement of installment payments from the date a lump sum payment would otherwise have been made or installment payments would otherwise have commenced.  Notwithstanding the foregoing, a Non-employee Director may have only one form of payment election in effect at any time, and it shall control the manner in which the entirety of his or her Account will be paid.  The provisions of this Section 4(c) are intended to comply with and shall be construed to comply with Section 409A.

d.                Immediately prior to and contingent on the consummation of a change of control within the meaning of Section 409A, the Administrator shall distribute to each participant a single payment of shares of Common  Stock equal in number to the number of Stock Units then credited to such participant’s Account plus a single lump sum payment of cash equal to the cash amounts, if any, then credited to the Account.  Notwithstanding the foregoing, if the Change of Control is one in which stockholders of the Company will receive upon consummation of the Change of Control a payment (whether cash, non-cash or a combination of the foregoing), the Administrator may provide for payment, with respect to some or all of the Common Stock represented by the Stock Units credited to a participant’s Account, equal to the fair market value of such Common Stock, as determined by the Administrator in good faith, on such payment terms (which need not be the same as the terms of payment to stockholders) and other terms, and subject to such conditions, as the Administrator determines.

4.                  Beneficiary Designation.

Any beneficiary designation for purposes of this Plan shall be made on such form and pursuant to such administrative rules as the Administrator may prescribe.  In the absence of a valid beneficiary designation, a Non-employee Director’s beneficiary for purposes of this Plan shall be deemed to be his or her estate.

5.                  General Provisions.

a.                 No Non-employee Director and no beneficiary or other person claiming under or through such Non-employee Director shall have any right, title or interest by reason of this Plan to any particular assets of the Company.  The Company shall not be required to establish any fund or make any other segregation of assets to assure the payment of any Common Stock or cash credited to an Account under the Plan. No right under the Plan shall be subject to anticipation, sale, assignment, pledge, encumbrance or charge except by will or the law of descent and distribution.

b.                Notwithstanding any other provision of the Plan or agreements made pursuant hereto, the Company will not be obligated to deliver any shares of Common Stock pursuant to the Plan until (i) the Company is satisfied that all legal matters in connection with the issuance and delivery of such shares have been addressed and resolved; (ii) if the outstanding Common Stock is at the time of delivery listed on any stock exchange or national market system, the shares to be delivered have been listed or authorized to be listed on such exchange or system upon office notice of issuance; and (iii) all conditions of the award have been satisfied or waived.

c.                 In no event shall the Company be required to issue a fractional share hereunder.

d.                The issuance of shares to Non-employee Directors or to their legal representatives shall be subject to any applicable taxes or other laws or regulations of the United States of America or any state or commonwealth having jurisdiction thereover.

e.                 With respect to Common Stock deferred by a Non-employee Director for services in calendar year 2005 and in subsequent years, including any dividends credited with respect thereto, the Plan is intended to comply with the requirements of Section 409A of the Code and shall be construed accordingly.  With respect to Common Stock deferred (within the meaning of Section 409A) by a Non-employee Director on or before December 31, 2004 (including any dividends credited with respect thereto) under the Non-Employee Directors’ Stock Compensation Plan adopted in 1992, such deferrals are intended to be grandfathered for purposes of Section 409A and therefore exempt from Section 409A.

f.                   Limitation of Liability.  Notwithstanding anything to the contrary in the Plan, no Employer, nor the Administrator, nor any person acting on behalf of any Employer or the Administrator, shall be liable to any Non-employee Director or to the estate or beneficiary of such Director by reason of any acceleration of income, or any additional tax, asserted by reason of the failure of any deferral to satisfy the requirements of Section 409A of the Code..

6.                  Administration.

The Plan is administered by the Governance and Nominating Committee of the Board of Directors (the “Administrator”).  The Administrator shall have the authority to establish, amend and revoke from time to time rules and regulations relating to the Plan.  The Administrator has the complete authority to construe the terms of the Plan and make all other determinations and take all other actions assigned to the Administrator under the Plan.  The Administrator has the authority to interpret the Plan and decide any questions and settle all controversies and disputes that may arise in connection with the Plan.  Determinations of the Administrator are conclusive and binding on all parties.  No member of the Administrator shall be personally liable for any action or determination under the Plan to the extent permitted by law.

7.                  Effective Date; Termination and Amendment.

a.                 The Plan shall become effective on the date of its adoption by the Board of Directors.

b.                The Administrator may terminate the Plan or make such modifications or amendments to the Plan as it may deem advisable.  Notwithstanding anything contained herein to the contrary, however, no amendment may be made and no distribution may be made upon termination of the Plan, or otherwise, if such amendment or such distribution would constitute an impermissible acceleration of payment under Section 409A of the Code.